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                     IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

IN RE:                                 S
                                       S
SEVEN SEAS PETROLEUM, INC.             S               CASE NO. 02-45206-H2-11
                                       S                   (CHAPTER 11)
       DEBTOR                          S

           ORDER CONFIRMING CHAPTER 11 TRUSTEE'S SECOND AMENDED PLAN
                OF REORGANIZATION FOR SEVEN SEAS PETROLEUM, INC.

         On August 4, 2003, a hearing (the "Confirmation Hearing") was held before the Honorable Wesley W. Steen, United States Bankruptcy Judge, to consider, pursuant to 11 U.S.C. Section 1129(a) and Section 1129(b), confirmation of the Chapter 11 Trustee's First Amended Plan of Reorganization for Seven Seas Petroleum, Inc. dated June 25, 2003 (the "Original Plan") filed by Ben B. Floyd, Trustee (the "Trustee"); and

         The Second Amended Disclosure Statement Under 11 U.S.C. Section 1125 in Support of the Trustee's First Amended Plan of Reorganization dated June 26, 2003, the Original Plan and other exhibits thereto, ballot(s) and the Order Under 11 U.S.C. Sections 105, 1125(b) and 1128 and Fed. R. Bankr. P. 2002, 3003, 3016, 3017, 3018 and 3020 (a) Approving Disclosure Statement; (b) Scheduling Hearing on Confirmation of Plan; (c) Establishing Deadlines and Procedures for Filing Objections to Confirmation of Plan; (d) Establishing Deadlines and Procedures for Filing Witness and Exhibit Lists for Confirmation Hearing; (e) Establishing Record Date for Mailing of Materials and Voting Purposes; (f) Establishing Deadline and Procedures for Temporary Allowance of Claims for Voting Purposes; (g) Approving (1) Solicitation Package and Procedures for Distribution, and (2) Form of Ballots; and (h) Establishing Voting Deadline and Procedures for Tabulation of Votes were mailed to all known creditors, the non-debtor parties to executory contracts, equity interest holders, the Securities and Exchange Commission, the United States Trustee and to all persons that have entered an appearance in this case. Proof of service of the foregoing was filed with the Court by Trustee's counsel and is sufficient. Such notice satisfies the requirements of all applicable Federal Rules of Bankruptcy Procedure, including, but not limited to, Rules 2002(a),
(b), (d), (j) and (k) and 3017 and was adequate and proper in all respects under the circumstances of this case; and

         At the Confirmation Hearing, certain modifications to the Original Plan were proposed by the Trustee. These modifications to the Original Plan have been incorporated into the Chapter 11 Trustee's Second Amended Plan of Reorganization for Seven Seas Petroleum, Inc. dated August 2, 2003 that has been filed with this Court. All such modifications contained in the Second Amended Plan are nonmaterial, and are hereby deemed accepted by all creditors and equity interest holders who accepted the Original Plan in accordance with 11 U.S.C. Section 1127; and

         It having been determined after hearing on notice that the applicable requirements for confirmation set forth in 11 U.S.C. Section 1129(a) and
Section 1129(b) have been satisfied;

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         IT IS ORDERED that:

1. Confirmation. The Chapter 11 Trustee's Second Amended Plan of Reorganization for Seven Seas Petroleum, Inc. dated August 2, 2003 (the "Plan") is confirmed. Attached as Exhibit "A" is a true and correct copy of the confirmed Plan. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan.

2. Authorization. The Trustee and the Debtor are authorized and empowered pursuant to Section 1142(b) of the Bankruptcy Code to take all action which requires the approval of this Court to effect and consummate the Plan without the need of further board or stockholder resolutions, approval, notice or meetings, other than the notice provided by serving this Confirmation Order on all known creditors of the Debtor, the holders of all Equity Interests, and all current directors of the Debtor and the Subsidiaries. The Trustee and the Debtor shall be authorized and directed to execute such documents necessary to effectuate and consummate the Plan, which documents shall be binding on the Debtor, the Subsidiaries, the Debtor's creditors and all of the holders of the Equity Interests.

3. Settlement and Compromise with Collateral Agent and Secured Lenders. The compromise and settlement set forth in Section 8 of the Plan among the Collateral Agent and the Secured Lenders, on the one hand, and the Trustee on behalf of the Estate and the Subsidiaries, on the other hand, including, but not limited to, the releases set forth therein, complies with the standards set forth in Protective Committee for Independent Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414 (1968) and is hereby approved pursuant to Bankruptcy Rule 9019 and shall be valid, binding and enforceable. The Trustee, the Collateral Agent, the Secured Indenture Trustee and the Secured Lenders are each authorized and directed to execute all such instruments and to take all such other actions as is reasonably necessary and appropriate to consummate and evidence the compromise and settlement approved hereby including, but not limited to, the filing with this Court of the dismissals from the Chesapeake Adversary as provided in Section 8.2(k) of the Plan.

4. Discharge. Except as otherwise expressly provided in the Plan as of the Effective Date, confirmation of the Plan will bind all holders of Claims and Equity Interests whether or not (a) a proof of any such holder's Claim or Equity Interest was filed or deemed filed under Section 501 of the Bankruptcy Code; (b) such Claim or Equity Interest was an Allowed Claim or an Allowed Equity Interest; or (c) such holder voted to accept the Plan. As of the Effective Date, except as otherwise expressly provided in the Plan, the Debtor is discharged from any Claim and any "debt" (as that term is defined in subsection 101(12) of the Bankruptcy Code) incurred before the Confirmation Date. Further, except as otherwise expressly provided in the Plan, as of the Effective Date, the Debtor is discharged from any interests claimed by the holder of any "Equity Security" (as that term is defined in subsection 101(16) of the Bankruptcy Code) in the Debtor.

5. Injunction--Discharged Debts. The commencement or continuation of any action, or the employment of process with respect to any debt discharged hereunder, or any act to collect, recover or offset any debt discharged hereunder other than in the manner provided for in the




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Plan, as a personal liability of the Debtor or property of the Estate be, and is hereby, forever enjoined.

6. Property of the Estate. On the Effective Date, upon making the Initial Payment, the payments from the Expense Savings and the Holdback Proceeds, and the other Effective Date disbursements provided for under the Plan, all assets of the Estate shall vest in the Reorganized Debtor subject only to the liens of the Collateral Agent thereon securing the claims of the Secured Lenders, and any surviving Tax Liens.

7. Judgments. On the Effective Date, any judgment at any time obtained, to the extent that such judgment is a determination of personal liability of the Debtor with respect to any debt or Claim discharged hereunder, is rendered null and void.

8. Binding Order. The provisions of the Plan and this Confirmation Order shall be, and they are now, and forever afterwards, binding on the Debtor, the Subsidiaries, all holders of Claims, whether or not impaired under the Plan and whether or not, if impaired, they accepted the Plan, all holders of Equity Interests in the Debtor, any other party in interest, any person making an appearance in this case, and any other person affected thereby, as well as their respective heirs, successors, assigns, trustees, subsidiaries, affiliates, officers, directors, agents, employees, representatives, attorneys, beneficiaries, guardians and similar officers, or any person claiming through or in the right of any of such persons.

9. Releases and Exculpations. Each of the release and exculpation provisions provided for in the Plan including, but not limited to, the provisions of
Section 8(k), 8(l), 11.10 and 15.5 of the Plan, are approved and shall be valid, binding and enforceable.

10. Discharge of Trustee and Appointment of Sole Officer of the Reorganized Debtor. On the Effective Date, upon the payment of the Initial Payment and the other disbursements to parties then entitled thereto, the Trustee shall be discharged from his duties and responsibilities herein. The Trustee shall then become Sole Officer of the Reorganized Debtor, having the exclusive executive authority for the Reorganized Debtor. The Sole Officer shall only receive the compensation provided in Section 8.2(i) of the Plan.

11. Appointment of the Board of Directors of the Reorganized Debtor. Pursuant to Section 10.4 of the Plan, the initial board of directors of the Reorganized Debtor shall be composed of (i) the Sole Officer, who shall serve as Chairman of the Board of Directors, (ii) three directors designated by the Secured Lenders holding 66-2/3% of the aggregate amount of the Chesapeake Note and the Senior Notes, and (iii) one director designated by the majority vote of the Committee. Effective as of the Effective Date, the Sole Officer, C. Ray Lees, Shannon T. Self, Jeffrey D. Tuck and Tom McKay are hereby appointed as directors of the Reorganized Debtor.

12. Administrative Expense Claims. Each Administrative Claimant shall file a fee application or request for payment of administrative expense claim with this Court for all fees and expenses charged for services and expenses no later than sixty (60) days after the Effective Date, unless an extension of such time period is expressly granted by separate order of this Court.


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13. Rejection Damage Claims. Any person or party to an executory contract or unexpired lease which has been rejected by the Debtors must file any Claim for damages arising from such rejection with this Court no later than thirty (30) days after the Effective Date, unless an extension of such time period is expressly granted by separate order of this Court.

14. U.S. Trustee Quarterly Fees and Reports. The Debtor shall timely pay on the Effective Date all pre-confirmation fees owed to the United States Trustee pursuant to 28 U.S.C. Section 1930(a)(6). After the Effective Date, the Reorganized Debtor shall timely pay post-confirmation fee owed to the United States Trustee and assessed pursuant to 28 U.S.C. Section 1930(a)(6) until such time as the Bankruptcy Court enters a final decree closing this Case, or enters an order either converting this Case to chapter 7 or dismissing this Case. After the Effective Date, the Reorganized Debtor, on or before the last day of the month after each calendar quarter, shall file with the Bankruptcy Court and shall transmit to the United States Trustee a true and correct statement, in a format prescribed by the United States Trustee, of all disbursements made by the Reorganized Debtor for each quarter, or portion thereof, that this Case remains open.

15. Implementation of Plan and Orders. The Trustee, the Debtor and the Reorganized Debtor are authorized and empowered to issue, execute, deliver, file or record any documents, and to take any action necessary or appropriate to implement, effectuate and consummate the Plan, and the matters contemplated by this Confirmation Order, in accordance with their respective terms, whether or not specifically referred to in the Plan or any exhibit thereto and without further application to or order of this Court.

16. Inclusion of Plan Provisions. The failure specifically to include any particular provision of the Plan in this Confirmation Order shall not diminish or impair the efficacy of such provision, it being the intent of the Court that the Plan be confirmed and approved in its entirety.

17. Provisions of Plan and Order Nonseverable and Mutually Dependent. The provisions of this Confirmation Order and the Plan are nonseverable and mutually dependent.

18. Retention of Jurisdiction. After the Effective Date, the Court shall retain jurisdiction as provided in Sections 10.2, 10.5, 10.9 and 14.1 of the Plan, subject to further order.

19. Notice of Confirmation Order. The Clerk shall promptly serve notice of the entry of this Confirmation Order pursuant to Bankruptcy Rule 2002(f)(7) on all creditors, and other parties in interest on the Debtor's Matrix. The Trustee shall mail a copy of this Confirmation Order as soon as reasonably practicable, but in any event no later than ten days after entry of this order, to all parties on its Official Service List.

20. Effectiveness of Confirmation Order. If this Confirmation Order is vacated, or reversed on appeal or an order adverse hereto is entered in such appeal, then (a) this Confirmation Order shall be vacated by this Court (absent a motion by the Trustee to cure any defects in this Confirmation Order or to extend such date), and (b) this Court shall thereupon retain or reacquire, as the case may be, jurisdiction over confirmation of another plan and all other issues


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pending before this Court, including without limitation, those pending immediately prior to entry of this Confirmation Order.

21. Clerical Errors. The reference is Section 10.6 of the Plan to
"Chairman/Sole Director" is corrected to read "Chairman/Sole Officer." The references in Section 14.2 of the Plan to "Section 13.1" and "Article 13" are corrected to read "Section 14.1" and "Article 14."

22. Findings of Fact and Conclusions of Law. To the extent any of the foregoing findings of fact constitute conclusions of law, they are adopted as such. If any of the foregoing conclusions of law constitute findings of fact, then they are adopted as such.

DATED: August 4, 2003

                                   /s/ Wesley W. Steen
                                   ------------------------------
                                   UNITED STATES BANKRUPTCY JUDGE



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